Exhibit 10.1
Fisher Communications, Inc. Management Short Term Incentive Plan FINAL-2008
Purpose
The purpose of the Management Short Term Incentive Plan (the Plan) is to reward performance by focusing Fisher Communications key management employees on setting high standards and achieving performance goals.
Administration of the Plan
The Compensation Committee of the Board of Directors of Fisher Communications (the Committee) will approve final disposition of all matters pertaining to the administration of the Plan. The Committee’s decisions affecting the construction of the Plan will be final and binding on all parties.
The President and Chief Executive Officer (CEO) of Fisher Communications, on behalf of the Committee, has the responsibility to administer the Plan. The CEO will review goals for all plan participants. The Committee will review and approve Company financial goals, individual goals and final performance results and payouts.
Responsibilities for actions taken under the Plan and associated time frames are:

Finance and
Responsibilities	CEO	Participant	Administration	Committee
Goal setting for upcoming year (Company financial and individual)	December-January	December-January	October-December

Goal approval for upcoming year				March

Evaluation of performance results at the end of the Plan period	January-February		January-February

Calculation of payouts	March		March

Approval of payouts for previous year				March meeting

Communication of payouts	March

Payouts to participants		March

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Fisher Communications, Inc. Management Short Term Incentive Plan FINAL-2008
Plan Period
The plan period is defined as January 1 through December 31.
Plan Participants
Participants in the Plan will be corporate officers and other key management employees approved by the Committee that are responsible for directing and performing functions that have significant impact on Fisher Communications’ performance. At the current time they are:

■	President/CEO
■	Sr. VP/CFO/Corporate Secretary
■	Sr. VP (2)
■	VP/Finance
■	VP/Engineering
■	VP/Human Resources
■	VP/Special Projects
■	VP/Market Development
Newly hired employees who are added as participants to the Plan during the year may receive prorated incentive awards as recommended by the CEO and approved by the Committee.
Plan Performance Measures and Weights
Performance measures are established before the start of the Plan period.
Performance measures for all of the above employees will consist entirely of Company Financial Performance based on Net Income (which may be adjusted for certain circumstances by the Compensation Committee). Please refer to Matrix A.
Award Schedule
At the beginning of the Plan year, a performance/payout schedule will be developed that specifies threshold, target, and maximum Company financial performance levels and the corresponding percentage of the target award that would be earned for each performance level.

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Fisher Communications, Inc. Management Short Term Incentive Plan FINAL-2008
Target Incentive Awards
Target incentive awards are expressed as a percentage of base salary and vary by position level and accountabilities.
Payment of Awards
A participant’s payout is calculated as follows:

■	Confirm target opportunity as % of base salary
■	Assess level of Company financial performance versus target performance
■	Determine payout as a percent of target for Company financial results
Termination
Retirement or Disability — In the event of termination of employment through retirement or as a result of total disability as defined in Fisher Broadcasting benefit plans, the award will be prorated for the number of months of the year completed prior to termination. The award is contingent upon actual performance against goals during the months served. The award will be paid out at the normal payout date or earlier, at the discretion of the Committee.
Death — If the participant dies, any unpaid awards will be paid to his or her estate in one lump sum. The amount of the award will be prorated for the number of months of the year completed prior to the participant’s death. The award is contingent upon actual performance against goals during the months served. The award will be paid out at the normal payout date or earlier, at the discretion of the Committee.
Termination for Reasons Other Than Retirement, Disability or Death — In the event of termination of employment for any other reason, the participant will not be entitled to any incentive compensation for the Plan period subsequent to termination, unless otherwise approved by the Committee.
Amendment or Termination of the Plan — The Committee may terminate, amend or modify this Plan at any time.
Other Considerations
Right of Assignment — No right or interest in the Plan is assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.
Right of Employment — Participation under this Plan does not guarantee any right to continued employment; management reserves the right to dismiss participants. Participation in any one Plan period does not guarantee the participant the right to participation in any subsequent Plan period.

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Fisher Communications, Inc. Management Short Term Incentive Plan FINAL-2008
     Withholding for Taxes — Fisher Broadcasting has the right to deduct from all awards under this Plan any taxes required by law to be withheld with respect to such payments.
Matrix A

Corporate Performance
(Net Income)
as % of target	Payout as % target
110%	200%
109%	180%
108%	160%
107%	150%
106%	140%
105%	130%
104%	120%
103%	115%
102%	110%
101%	105%
100%	100%
99%	93%
98%	75%
97%	67%
96%	57%
<96%	0%

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